Exhibit 99.1

Editorial Contact:	Investor Contact:
Shannon Gomez, Secure Computing	Elissa Lindsoe, Secure Computing
shannon_gomez@securecomputing.com	elissa_lindsoe@securecomputing.com
408-979-6121	651-628-5362

SECURE COMPUTING REPORTS FIRST QUARTER 2003 OPERATING RESULTS

Company Reports 30% Year over Year Product and Services Revenue Growth and Fully Diluted

Earnings Per Share of $0.02

SAN JOSE, Calif., April 17, 2003 – Secure Computing Corporation (Nasdaq: SCUR), the experts in protecting the most important networks in the world, today announced first quarter Products and Services (P&S) revenues, the company’s primary area of emphasis, of $16.2 million. This represents a 30% increase compared to P&S revenues of $12.5 million in the same quarter last year and a 6% decrease compared to $17.2 million in the prior quarter. First quarter Advanced Technology (AT) contract revenues were $0.8 million, compared to $1.0 million in the same quarter last year and $0.9 million in the prior quarter. The company’s focus for AT is to pursue only those development contracts that add value to its P&S offerings. Total revenues were $17.0 million, a 26% increase compared to revenues of $13.5 million in the same quarter last year and a 6% decrease compared to $18.1 million in the prior quarter.

Gross margins in the first quarter continued to be strong for the company at 88% of revenue, or $15.0 million. This compares to 86% of revenue, or $11.6 million, in the year ago quarter and 89% of revenue, or $16.0 million, in the prior quarter. Secure Computing’s first quarter operating expenses were $14.4 million, or 85% of revenue, down 12 percentage points from the year ago quarter. Sales and marketing expenses were $9.3 million, or 55% of revenue, down 8 percentage points from the year ago quarter. Research and development costs were $3.9 million, or 23% of revenue, down 3 percentage points from the year ago quarter. General and administrative costs were $1.2 million, or 7% of revenue, down 1 percentage point from the year ago quarter.

“During the first quarter, we exceeded our outlook guidance for operating results, marking the 15th consecutive quarter of meeting or exceeding expectations from operations,” said John McNulty, chairman and chief executive officer at Secure Computing. “Given the seasonal challenges of the first quarter and the difficult world wide market environment, our team takes great pride in our first quarter results.”

Net income for the first quarter was $0.6 million, or $0.02 per fully diluted share compared to a net loss of $1.3 million, or $0.04 per share in the year ago quarter, and net income of $1.4 million, or $0.05 per share in the prior quarter.

“Our outstanding products, employees and partners continue to give us the winning combination for success,” said Tim McGurran, president and chief operating officer at Secure Computing. “In the first quarter, we released on schedule the Sidewinder® G2 Firewall™. Sidewinder G2, which combines the best of Sidewinder and Gauntlet™ firewalls, was recently honored with Network Computing’s “Editor’s Choice Award” for highest protection application layer firewall. In February we released SmartFilter 3.2 which expands our customers’ filtering options while giving them the ability to create custom filters by using our pattern matching feature. This week, we announced SafeWord® for Citrix® MetaFrame®, the first authentication product specifically designed for Citrix environments, which will be available in early May,” continued McGurran.

Enterprise licenses were executed by a number of industry leaders including: UFJ Holdings, holder of Japan’s largest bank, UFJ Bank, which was created by the merger of Sanwa Bank and Tokai Bank; Moneytree, a pioneer in developing retail financial services; Nordea, Scandinavia’s largest financial Services Organization; 1-800-FLOWERS.COM, a leading multi-channel retailer of thoughtful gifts for all occasions; Midwest Credit Union, a full-service financial institution; The University of Notre Dame, a Catholic academic community of higher learning; JAE Oregon, a world-class manufacturer of technologically advanced, high quality, electrical connectors; and the U.S. Army (see related release dated April 16, 2003).

“In the first quarter, we generated positive cash flow and $0.02 earnings per share,” commented Tim Steinkopf, senior vice president and chief financial officer at Secure Computing. “Our financial goals for 2003 are centered on continued leverage of our current structure to generate further increases in revenues, profitability and cash flow.”

Other Q1 Financial Highlights:

•	Cash and investments were $21.6 million at March 31, 2003, a $0.2 million increase from $21.4 million at December 31, 2002.

•	Days sales outstanding were 55 at March 31, 2003, compared to 57 at December 31, 2002.

•	Deferred revenues were $14.0 million at March 31, 2003, a $0.8 million decrease from $14.8 million on December 31, 2002.

Secure Computing’s Outlook Publication Procedures

In connection with the SEC rules on corporate disclosure, Regulation FD, Secure Computing publishes an Outlook section in its quarterly operating results press release. The company continues its current practice of having corporate representatives meet privately during the quarter with investors, the media, investment analysts and others. At these meetings Secure Computing refers any questions regarding the current outlook back to the quarterly results press release Outlook section. The quarterly results press release, which includes the Outlook section, is available to the public on the company’s Web site (www.securecomputing.com). Unless Secure Computing is in a Quiet Period (described below), the public can continue to rely on the Outlook section that is part of this quarterly operating results press release as still being the company’s current expectations on matters covered, unless Secure Computing publishes a notice stating otherwise.

From the close of business on June 13, 2003, until publication of a press release regarding the second quarter 2003 operating results, Secure Computing will observe a Quiet Period. During the Quiet Period, the Outlook section and other forward-looking statements contained in this operating results press release as well as in the company’s filings with the SEC, should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. During the Quiet Period, Secure Computing representatives will not comment concerning the Outlook section or Secure Computing’s financial results or expectations.

Current Outlook

The forward-looking statements in this Outlook are based on current expectations and are subject to risks, uncertainties and assumptions described under the sub-heading “Forward-Looking Statements.” Actual results may differ materially from the expectations expressed below.

For the remainder of 2003, P&S revenues are expected to grow year over year by 11%, 14% and 21%, for the second through fourth quarters respectively. AT revenue is projected to be between $0.5 and $0.8 million in each of the remaining quarters of 2003. Contract award opportunities have recently been reduced due to a tight funding environment. This trend is not expected to have a material adverse impact on the company’s financial results. Aggregate gross margins throughout the remainder of 2003 are expected to be approximately 89%. As a percent of total revenues (including AT revenue) operating expenses are expected to be 86%, 79% and 73%, for the second through fourth quarters of 2003, respectively. The company reaffirms that fully diluted earnings per share are expected to be approximately $0.02, $0.06 and $0.10, for the second through fourth quarters of 2003, respectively. This results in total expected 2003 earnings per share of $0.20, up $0.02 from earnings per share of $0.18 as provided in the company’s previous outlook guidance.

About Secure Computing

Secure Computing (Nasdaq: SCUR) has been protecting the most important networks in the world for over 20 years. With broad expertise in security technology, we develop network security products that help our customers create a trusted environment both inside and outside of their organizations. Our global customers and partners include the majority of the Dow Jones Global 50 Titans and the most prominent organizations in banking, financial services, healthcare, telecommunications, manufacturing, public utilities, and federal and local governments. The company is headquartered in San Jose, Calif., and has sales offices worldwide. For more information, see http://www.securecomputing.com.

Forward-Looking Statements

This release contains forward-looking statements concerning revenues, aggregate margins, operating expenses and profitability for this and future quarters, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations. In order to meet these projections, the company must continue to obtain new enterprise relationships with major clients and overall demand for its products must continue to grow at current or greater levels. The company also must be able to motivate and retain key employees and staff current and future projects in a cost-effective manner and must effectively control its marketing, research, development and administrative costs, including personnel expenses. There can be no assurance that demand for the company’s products will continue at current or greater levels, or that the company will continue to grow revenues, or be profitable. There are also risks that the company’s pursuit of providing network security technology might not be successful, or that if successful, it will not materially enhance the company’s financial performance; that changes in customer requirements and other general economic and political uncertainties and weaknesses in geographic regions of the world, including possible disruption in commercial activities related to terrorist activity, could impact the company’s relationship with its customers, partners and alliances; and that delays in product development, competitive pressures or technical difficulties could impact timely delivery of next-generation products; and other risks and uncertainties that are described from time to time in Secure Computing’s periodic reports and registration statements filed with the Securities and Exchange Commission. The company specifically disclaims any responsibility for updating these forward-looking statements.

SECURE COMPUTING CORPORATION

CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Consolidated Condensed Statements of Operations

	Three Months Ended March 31,
	2003	2002
Products and services revenue	$16,179	$12,464
Advanced Technology contract revenue	830	991

Total revenue	17,009	13,455

Cost of revenue	2,045	1,901

Gross profit	14,964	11,554

Operating expenses:
Selling and marketing	9,270	8,457
Research and development	3,947	3,493
General and administrative	1,229	1,093

	14,446	13,043

Operating income (loss)	518	(1,489)

Other income	53	216

Net income (loss)	$571	$(1,273)

Basic net income (loss) per share	$0.02	$(0.04)

Shares used in computing net income (loss) per share—basic	29,723	29,032

Diluted net income (loss) per share	$0.02	$(0.04)

Shares used in computing net income (loss) per share—diluted	30,174	29,032

Consolidated Condensed Balance Sheets

	Mar. 31, 2003	Dec. 31, 2002
Assets
Cash and cash equivalents	$19,233	$18,050
Investments	2,366	3,342
Accounts receivable, net	10,349	11,421
Inventory, net	1,064	885
Other current assets	4,425	3,767

Total current assets	37,437	37,465

Property and equipment, net	5,518	5,708
Goodwill	14,694	15,195
Other assets	2,530	2,575

Total assets	$60,179	$60,943

Liabilities and stockholders’ equity
Accounts payable	$2,138	$1,845
Accrued payroll	2,610	3,263
Other accrued expenses	3,160	4,105
Litigation settlement accrual (*See note)	7,258	7,258
Deferred revenue	13,986	14,809

Total current liabilities	29,152	31,280

Stockholders’ equity
Common stock	300	297
Additional paid-in capital	156,964	156,132
Foreign currency translation	(645)	(603)
Accumulated deficit	(125,592)	(126,163)

Total stockholders’ equity	31,027	29,663

Total liabilities and stockholders’ equity	$60,179	$60,943

*	Note: Fully settled by issuing 1,951,807 shares of common stock in April 2003.

Consolidated Condensed Statement of Cash Flows

	Three Months Ended March 31,
	2003	2002
Operating activities
Net income (loss)	$571	$(1,273)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	714	623
Amortization	56	71
Loss on disposals of property and equipment	6	3
Changes in operating assets and liabilities:
Accounts receivable	1,073	3,281
Inventories	(179)	179
Other current assets	(658)	(823)
Accounts payable	292	945
Payroll related accruals	(653)	(1,677)
Accrued liabilities and reserves	(145)	(949)
Deferred revenue	(823)	(814)

Net cash provided by (used in) operating activities	254	(434)

Investing activities
Net proceeds from investments	976	2,609
Purchase of property and equipment, net	(530)	(458)
Increase in intangibles and other assets	(10)	(101)

Net cash provided by investing activities	436	2,050

Financing activities
Proceeds from issuance of common stock	535	1,282

Net cash provided by financing activities	535	1,282

Effect of exchange rate changes	(42)	(37)

Net increase in cash and cash equivalents	1,183	2,861
Cash and cash equivalents, beginning of period	18,050	15,956

Cash and cash equivalents, end of period	$19,233	$18,817